Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2022, with respect to the consolidated financial statements of HomeSmart Holdings, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

April 22, 2022